UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2015
SONOCO PRODUCTS COMPANY
Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sundaram Nagajaran was elected to the Sonoco Board of Directors on February 11, 2015.

Mr. Nagarajan is executive vice president of Illinois Tool Works, Inc., (NYSE: ITW) and has worldwide responsibility for the company’s Automotive OEM segment, which produces components and fasteners for automotive-related applications. He originally joined Hobart Brothers in 1991, which was acquired by ITW in 1996. After holding various roles of increasing responsibility at Hobart Brothers, Mr. Nagarajan was promoted to group vice president of ITW’s Welding Group in 2006 and group president of Welding International in 2008. Most recently he was executive vice president of ITW’s Welding segment.

Mr. Nagarajan, 52, resides in Lake Forest, Illinois, and holds a BS degree from South Gujarat (India) University, an MBA from Wright State (Ohio) University and an MS and Ph.D. in materials science from Auburn (Alabama) University. He is a member of the Board of Directors of EWI, an engineering consulting firm, and a former member of the Board of Trustees of Hobart Welding Institute and Technology and of the American Welding Society (AWS) Foundation, Inc. He is engaged with a number of not-for-profit organizations in the Chicago area and is a member of the Executive Club and Economics Club of Chicago.

Mr. Nagarajan has been appointed to serve on the Audit and Employee and Public Responsibility Committees of the Board.

The Company has not entered into any material contracts, plans or arrangements with Mr. Nagarajan. There are no family relationships between Mr. Nagarajan and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which she has been appointed. There are no transactions between the Company and Mr. Nagarajan that would constitute related person transactions under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: February 13, 2015	By:	/s/ Barry L. Saunders
Barry L. Saunders Vice President and Chief Financial Officer